Exhibit 99.1

Hampshire Group Acquires James Campbell

New York, NY, February 20, 2014 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced the acquisition of the privately held James Campbell Brands. The Brands were part of Maverick J, LLC a Rick Solomon Company. James Campbell is a West Coast designer brand positioned in the luxury segment of the men’s market. James Campbell operates under the brands James Campbell, J.Campbell, Cultura International and Malibu Cowboy. James Campbell is sold in better stores in the United States with Nordstrom Inc. the largest customer.

Hampshire will not realize the full annual benefit of James Campbell’s revenues until 2015, however James Campbell’s pro forma annual revenues are projected to total approximately $8 million with margin generation significantly higher than Hampshire's core license or manufacturing businesses.

“We are very pleased to add the James Campbell brand to Hampshire’s portfolio of offerings,” said Paul Buxbaum, Hampshire’s Chief Executive Officer. “In December 2013, we announced our strategy of diversifying our product and customer base by adding owned brands into Hampshire's portfolio. James Campbell Brands is the first of these acquisitions we hope to consummate in the coming year, as we continue to implement the plan we laid out to shareholders in December 2013.

The Company expects James Campbell’s earnings to be immediately accretive to Hampshire’s.

Hampshire Group, Limited (www.hamp.com) along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2012 and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business.

CONTACTS

Investors:

Benjamin C. Yogel

Lead Director, Hampshire Group

byogel@mrccapital.com

(212) 561-1255